Exhibit 99.1

Endwave Reports Fourth Quarter and Full-Year 2008 Financial Results

SAN JOSE, Calif.--(BUSINESS WIRE)--February 3, 2009--Endwave Corporation (Nasdaq:ENWV), a leading provider of high-frequency RF modules for telecommunications networks, defense electronics and homeland security systems, today reported financial results for its fourth quarter of 2008, which ended on December 31, 2008.

Revenues were $9.8 million for the fourth quarter of 2008, compared with $14.4 million for the fourth quarter of 2007 and $17.0 million for the third quarter of 2008. Net loss, calculated in accordance with accounting principles generally accepted in the United States (GAAP), for the fourth quarter of 2008 was $11.1 million or $1.19 per share, compared with net loss for the fourth quarter of 2007 of $1.1 million, or $0.09 per share, and net loss for the third quarter of 2008 of $999,000, or $0.11 per share.

During the fourth quarter, due to the macroeconomic business environment and the decline in its stock price, Endwave recorded a non-cash charge of $6.2 million to reflect an impairment of its goodwill and intangible assets. This impairment charge is subject to a final valuation analysis, which is expected to be completed prior to the filing of Endwave's 2008 Annual Report on Form 10-K. The impairment is not expected to result in any current or future cash usage.

Non-GAAP net loss for the fourth quarter of 2008 was $3.0 million, or $0.32 per share, compared with non-GAAP net income for the fourth quarter of 2007 of $282,000, or $0.02 per diluted share, and non-GAAP net income for the third quarter of 2008 of $334,000, or $0.03 per diluted share.

For the fourth quarter of 2008, non-GAAP net loss was calculated by excluding non-cash stock-based compensation expense of $1.0 million, amortization of intangible assets of $328,000, non-cash charges of $573,000 related to the corporate reorganization of Allgon Microwave (including a provision for bad debt of $315,000 and inventory impairment charge of $258,000) and a goodwill and intangible asset impairment of $6.2 million. For the fourth quarter of 2007, non-GAAP net income was calculated by excluding non-cash stock-based compensation expense of $1.0 million and amortization of intangible assets of $328,000. For the third quarter of 2008, non-GAAP net income was calculated by excluding non-cash stock-based compensation expense of $1.0 million and amortization of intangible assets of $328,000.

Cash, cash equivalents and investments as of December 31, 2008 were $45.3 million, compared with $44.1 million as of September 30, 2008.

Full Year 2008 Results

For the full year, total revenues were $58.3 million, compared with $56.5 million for 2007. For 2008, revenues attributable to customers in telecom markets were $38.7 million and revenues attributable to customers in defense electronics, homeland security and other non-telecom markets were $19.6 million.

GAAP net loss for the year ended December 31, 2008 was $14.8 million, or $1.60 per share, compared with GAAP net loss for 2007 of $5.4 million, or $0.47 per share. Non-GAAP net loss for the year ended December 31, 2008 was $2.6 million, or $0.28 per share, compared with a non-GAAP net loss for the year ended December 31, 2007 of $208,000, or $0.02 per share. For 2008, non-GAAP net loss was calculated by excluding non-cash stock-based compensation expense of $4.1 million, amortization of intangible assets of $1.3 million, non-cash charges of $573,000 related to the corporate reorganization of Allgon Microwave and a goodwill and intangible asset impairment of $6.2 million.

"Our full year 2008 revenues of $58.3 million increased 3 percent over 2007 despite the weakness experienced in the fourth quarter as a result of the macroeconomic situation and, in particular, the weak demand from our telecommunications customers,” said Ed Keible, Endwave's CEO and President. “We are pleased that our diversification efforts into the defense and security markets are gaining traction, which resulted in substantial year-over-year revenue gains for that business.”

“We expect uncertainty in the global economy and the credit markets to persist, which will result in total 2009 revenues declining from 2008 levels. In light of the projected decline, we will be reducing expenses through restructuring and downsizing. Fortunately, our cash position is strong and, we believe, will enable us to weather the current environment,” added Keible.

Conference Call

Endwave Corporation will hold a conference call to discuss its financial results today at 1:30 p.m. Pacific time. Investors are invited to participate in the conference call by dialing (303) 262-2211 by 1:20 p.m. Pacific time. Starting approximately one hour after the completion of the live call, a replay will also be available until February 10. To access the recording, dial (303) 590-3000 (Pass code: 11124548 #). Investors are also invited to listen to a live and/or archived webcast of Endwave's quarterly conference call on the investor relations section of the company's website at www.endwave.com. The webcast replay will be available for 90 days.

About Endwave

Endwave Corporation designs, manufactures and markets RF modules that enable the transmission, reception and processing of high-frequency signals in telecommunications networks, defense electronics and homeland security systems. These RF modules include high-frequency integrated transceivers, amplifiers, synthesizers, oscillators, up and down converters, frequency multipliers and microwave switch arrays. Endwave has 43 issued patents covering its core technologies including semiconductor and proprietary circuit designs. Endwave Corporation is headquartered in San Jose, CA, with operations in Diamond Springs, CA; El Dorado Hills, CA; Salem, NH; and Chiang Mai, Thailand. Additional information about Endwave can be accessed from its web site at www.endwave.com.

Use of Non-GAAP Financial Information

To supplement Endwave's condensed consolidated financial statements presented in accordance with GAAP, Endwave uses certain measures of financial performance that are non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. These non-GAAP measures may include gross margin, net income (loss) and net income (loss) per share data that are adjusted from results based on GAAP to exclude certain expenses, gains and losses. These non-GAAP measures are provided to enhance investors’ overall understanding of Endwave’s current financial performance and Endwave’s prospects for the future. Specifically, Endwave believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses that may not be indicative of its core operating results. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. These non-GAAP measures included in this press release have been reconciled to the GAAP results in the attached tables.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This press release and the conference call referred to in this press release may contain forward-looking statements within the meaning of the Federal securities laws and is subject to the safe harbor created thereby. Any statements contained in this press release or on the conference call that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “plans,” “intends,” “expects,” “believes” and similar expressions are intended to identify these forward-looking statements. Information contained in forward-looking statements is based on current expectations and is subject to change. Actual results could differ materially from the forward-looking statements due to many factors, including the following: global economic conditions and their impact on our customers; volatility resulting from consolidation of key customers; our ability to achieve revenue growth and maintain profitability; our customer and market concentration; our suppliers’ abilities to deliver raw materials to our specifications and on time; our successful implementation of next-generation programs, including inventory transitions; our ability to penetrate new markets; fluctuations in our operating results from quarter to quarter; our reliance on third-party manufacturers and semiconductor foundries; acquiring businesses and integrating them with our own; component, design or manufacturing defects in our products; our dependence on key personnel; and fluctuations in the price of our common stock. Forward-looking statements contained in this press release and on our conference call should be considered in light of these factors and those factors discussed from time to time in Endwave's public reports filed with the Securities and Exchange Commission, such as those discussed under “Risk Factors” in Endwave’s most recent Annual Report on Form 10-K and subsequently-filed reports on Form 10-Q. Endwave does not undertake any obligation to update such forward-looking statements.

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31, 2008	December 31, 2007

Assets
Current assets
Cash and cash equivalents	$33,998	$38,992
Short-term investments	11,350	5,464
Accounts receivables, net	4,762	9,362
Inventories	14,454	12,434
Other current assets	738	1,168
Total current assets	65,302	67,420
Long-term investments	-	4,501
Property and equipment, net	4,220	2,999
Other assets	218	212
Restricted cash	600	25
Goodwill and intangible assets, net	-	7,432
Total assets	$70,340	$82,589

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$2,263	$3,422
Accrued warranty	2,439	2,712
Accrued compensation	2,811	2,240
Other current liabilities	713	2,251
Total current liabilities	8,226	10,625

Other long-term liabilities	73	116
Total stockholders' equity	62,041	71,848
Total liabilities and stockholders' equity	$70,340	$82,589

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)
(unaudited)

	Three months ended		Twelve months ended
	Dec. 31, 2008	Dec. 31, 2007	Dec. 31, 2008	Dec. 31, 2007
Total revenues	$9,815	$14,392	$58,255	$56,476
Costs and expenses:
Cost of product revenues	7,966	10,448	41,495	41,216
Cost of product revenues, amortization of intangible assets	149	149	596	548
Research and development	3,163	2,801	11,878	10,707
Selling, general and administrative	3,547	2,754	13,474	12,463
Impairment of goodwill and intangible assets	6,161	-	6,161	-
Amortization of intangible assets	179	179	716	531
Total costs and expenses	21,165	16,331	74,320	65,465
Loss from operations	(11,350)	(1,939)	(16,065)	(8,989)
Interest and other income, net	206	882	1,248	3,590
Loss before provision for income tax expense (benefit)	(11,144)	(1,057)	(14,817)	(5,399)
Income tax expense (benefit)	(88)	2	(66)	2
Net loss	$(11,056)	$(1,059)	$(14,751)	$(5,401)
Basic and diluted net loss per share	$(1.19)	$(0.09)	$(1.60)	$(0.47)
Shares used in calculating basic and diluted net loss per share	9,298,318	11,484,687	9,211,110	11,563,716

NON-GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (1)
(in thousands, except share and per share amounts)
(unaudited)

	Three months ended		Twelve months ended
	Dec. 31, 2008	Dec. 31, 2007	Dec. 31, 2008	Dec. 31, 2007
Total revenues	$ 9,815	$ 14,392	$ 58,255	$ 56,476
Costs and expenses:
Cost of product revenues	7,530	10,282	40,505	40,555
Research and development	2,927	2,568	10,948	9,862
Selling, general and administrative	2,641	2,140	10,726	9,855
Total costs and expenses	13,098	14,990	62,179	60,272
Income (loss) from operations	(3,283)	(598)	(3,924)	(3,796)
Interest and other income, net	206	882	1,248	3,590
Income (loss) before provision for income tax expense (benefit)	(3,077)	284	(2,676)	(206)
Income tax expense (benefit)	(88)	2	(66)	2
Net income (loss)	$ (2,989)	$ 282	$ (2,610)	$ (208)
Basic net income (loss) per share	$ (0.32)	$ 0.02	$ (0.28)	$ (0.02)
Diluted net income (loss) per share	$ (0.32)	$ 0.02	$ (0.28)	$ (0.02)
Shares used in calculating basic net income (loss) per share	9,298,318	11,484,687	9,211,110	11,563,716
Shares used in calculating diluted net income (loss) per share	9,298,318	14,634,551	9,211,110	11,563,716

Basis of presentation:

1. Non-GAAP operating results exclude amortization of intangible assets, costs and expenses related to a customer reorganization, non-cash stock compensation expense and impairment of goodwill and intangible assets.

GAAP TO NON-GAAP NET INCOME (LOSS) RECONCILIATION
(in thousands)
(unaudited)

	Three months ended		Twelve months ended
	Dec. 31, 2008	Dec. 31, 2007	Dec. 31, 2008	Dec. 31, 2007
GAAP net loss	$(11,056)	$(1,059)	$(14,751)	$(5,401)
Cost of product revenues, amortization of intangible assets	149	149	596	548
Cost of product revenues, stock-based compensation expense	178	166	732	661
Cost of product revenues, inventory reserved due to customer reorganization	258	-	258	-
Amortization of intangible assets	179	179	716	531
Research and development, stock-based compensation expense	236	233	930	845
Bad debt expense due to customer reorganization	315	-	315	-
Impairment of goodwill and intangible assets	6,161	-	6,161	-
Selling, general and administrative, stock-based compensation expense	591	614	2,433	2,608
Non-GAAP net income (loss)	$(2,989)	$282	$(2,610)	$(208)

CONTACT:
Summit IR Group Inc.
Mary McGowan, 408-404-5401
mary@summitirgroup.com